EXHIBIT 4.4

Amendment Number 1

AMENDMENT NUMBER 1

TO

TELEPHONE AND DATA SYSTEMS, INC.

TAX-DEFERRED SAVINGS PLAN

WHEREAS, Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), has heretofore adopted and maintains a profit sharing plan with a cash or deferred arrangement for the benefit of its employees and employees of adopting employers designated the “Telephone and Data Systems, Inc. Tax-Deferred Savings Plan” (the “Plan”); and

WHEREAS, the Company desires to amend the Plan as requested by the Internal Revenue Service in order to obtain an updated favorable determination letter.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 14.1 of the Plan, as amended and restated effective January 1, 2009, the Plan is hereby amended as follows:

1.             The first full paragraph of Section 4.5 is amended to read as follows:

Section 4.5.  Limitations on Contributions for Highly-Compensated Employees.  This Plan was amended and restated in part, effective January 1, 2008, to comply with the requirements of the alternative method for automatic contribution arrangements as provided in Sections 401(k)(13) and 401(m)(12) of the Code, and by so complying with this safe harbor satisfy the nondiscrimination requirements of Sections 401(k)(3) and 401(m).  In connection therewith, each Employer shall contribute, pursuant to Section 4.4 hereof, safe harbor matching contributions within the meaning of Treasury Regulation Section 1.401(k)-3(c) as modified by Section 1.401(k)-3(k).  The following provisions of this Section 4.5 shall apply only for Plan Years beginning prior to January 1, 2008.

2.             The final sentence in the definition of “Average Deferral Percentage” in Section 4.5(c)(1) and the final sentence in the definition of “Average Contribution Percentage” in Section 4.5(c)(2) are both hereby deleted.

3.             The second full paragraph of Section 7.9, including all of subparagraphs (a) and (b), is amended to read as follows:

If the amounts to be allocated to a Participant’s accounts pursuant to Sections 7.7 and 7.8 for a Plan Year would exceed the limitations set forth in this Section 7.9 such excess shall be reduced before allocations are made to the Participant’s accounts.  If in any Plan Year the annual additions to a Participant’s accounts exceed the limitations set forth above as a result of (i) the allocation of forfeitures, (ii) a reasonable error in estimating a Participant’s compensation, (iii) a reasonable error in determining the amount of Before-Tax Contributions or Designated Roth Contributions, and for Plan Years beginning prior to January 1, 2009, the amount of Salary Reduction Contributions (within the meaning of Section 402(g)(3) of the Code) that may be made with respect to a Participant under the limits of Section 415 of the Code, or (iv) under other limited facts and circumstances as determined by the Commissioner of Internal Revenue, then the Company shall reduce such Participant’s annual additions to the extent of such excess in accordance with the Employee Plans Compliance Resolution System of the Internal Revenue Service.

4.             The first sentence of Section 8.4(b) is amended to read as follows:

Notwithstanding any distribution option or any other provision of the Plan to the contrary, all distributions under the Plan will be made in accordance with Section 401(a)(9) of the Code, including the incidental death benefit requirement in Section 401(a)(9)(G), and shall satisfy all of the requirements of the Final and Temporary Treasury Regulations, including Section 1.401(a)(9)-2 through 1.401(a)(9)-9.

5.             The last sentence of Section 15.2(b) is amended by substituting the phrase “severance from employment” for the phrase “separation from service”.

IN WITNESS WHEREOF,  the Company has caused this instrument to be executed by its duly authorized officers on this 12th day of October, 2009.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr.
President and Chief Executive Officer

By:	/s/ C. Theodore Herbert
C. Theodore Herbert
Vice President Human Resources